Exhibit 10(iii)(f)

SUMMARY OF

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-Employee Directors

The policy adopted by the Board of Directors (the “Board”) of The Mosaic Company (“Mosaic”) on July 21, 2011 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $180,000 to the Chairman of the Board and $90,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of the Audit Committee;

•	an annual cash retainer of $15,000 to the Chairman of the Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as Chair of the Corporate Governance and Nominating Committee and Environmental, Health, Safety and Sustainable Development Committee.

In addition, the policy adopted by the Board provides for an annual grant of restricted stock units providing grants of Mosaic common stock, valued at $260,000 for the Chairman of the Board and $155,000 for each other director.

Mosaic does not pay meeting fees or provide any perquisites to our directors. Mosaic does reimburse directors for travel and business expenses incurred in connection with meeting attendance.